SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2006

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Pollasky Avenue, Clovis, California		93612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)      Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) Amendment of compensatory arrangements

On December 20, 2006 the Board of Directors (the “Board”)of Central Valley Community Bank (the “Bank”), the wholly owned subsidiary of Central Valley Community Bancorp (the “Company”) approved amendments to certain Executive Salary Continuation Agreements (“Continuation Agreements”) and Life Insurance Endorsement Method Split Dollar Plan Agreements (“Insurance Agreements”) benefiting named executives of the Company.

The amendments were made to integrate the operation of the Continuation Agreements and the Insurance Agreements, and to correct errors in the Continuation Agreements as originally drafted.  Except as noted herein, the material terms of the Continuation Agreements and Insurance Agreements have been previously disclosed by the Company.

In connection with the amendments, the Company expects to record an after tax expense during the fourth quarter of 2006 of approximately $300,000 relating to the Continuation Agreements and Insurance Agreements as so amended.   As a result of the death, during the fourth quarter of 2006, of a former executive of the Company, the Company will receive net insurance proceeds estimated at $600,000.  Although the net financial impact of the two events will result in an approximately $300,000 positive impact on the Company’s fourth quarter operating results, the two events were independent of one another and the decision to make the amendments was made independent of the insurance benefit matter.

As a result of the amendments, officers of the Company who receive payments under the Continuation Agreements will simultaneously incur a dollar for dollar reduction, on a present value basis, of the death benefits payable under the Insurance Agreements.

The Bank entered into an Executive Salary Continuation Agreement dated June 7, 2000 by and between the Bank and Daniel J. Doyle (“Doyle”), which was subsequently amended on April 29, 2002, April 1, 2003 and February 1, 2005, and further entered into that certain Life Insurance Endorsement Method Split Dollar Plan Agreement dated June 7, 2000 by and between the Bank and Doyle, which was subsequently amended on April 29, 2002 (together, the “Doyle Agreements”).

Portions of the Doyle Agreements were inconsistent with the original intent of the Bank and Doyle, and, as a result, the Executive/Directors’ Resources Committee of the Bank and Doyle amended and restated the Doyle Agreements The Doyle Agreements were amended and restated to (i) change the basis for the benefit amounts for early retirement, disability, involuntary termination and change in control from the accrual balance to the vested portion of the benefit payment at retirement; (ii) add a gross up for taxes for parachute payments, consistent with Doyle’s employment agreement and (iii) increase the benefit amount that would be paid to Doyle’s beneficiaries in the event of his death,

The Bank entered into an Executive Salary Continuation Agreement dated as of June 7, 2000 by and between the Bank and Gayle Graham (“Graham”) which was subsequently amended on February 1, 2005, and further entered into a Life Insurance Endorsement Method Split Dollar Plan Agreement dated June 7, 2000 by and between the Bank and Graham, which was subsequently amended on February 1, 2005 (together, the “Graham Agreements”).

Portions of the Graham Agreements were inconsistent with the original intent of the Bank and Graham, and, as a result, the Executive/Directors’ Resources Committee of the Bank and Graham amended the Graham Agreements to change the basis for benefit amounts for early retirement from the accrual balance to the vested portion of the benefit payment at retirement.

With respect to other named executives, the Company determined to make similar conforming amendments.

The table below sets out the estimated present value (based on a discount rate relying on AA-rated 20-year corporate bond rates) of the payments to be made to the identified executives as a result of the amendments to the

Continuation Agreements, and the accruals made on the Company’s financial statements with respect to those obligations.  Substantially all of the Company’s obligations under Continuation Agreements are covered by insurance under the Insurance Agreements.   These charts are not prepared on an actuarial value basis.

Name	Early Retirement Age	Normal Retirement Age	Estimated Amended Accrued Liability Balance 12/31/2006	Total Benefits(1)
Daniel Doyle	60	65	$1,071,789	$1,700,000
Gayle Graham	60	65	$333,445	$520,800
David Kinross	60	62	$7,503	$596,000
Gary Quisenberry	60	65	$201,051	$562,983
Tom Sommer	60	65	$245,213	$562,983
Shirley Wilburn	60	65	$381,080	$465,793
Shirley Wilburn	60	70	$35,726	$97,190
TOTALS			$2,275,807	$4,505,749

(1) Total benefits if participant retires at normal retirement age.

Item 8.01  Other Items

In connection with the amendments to compensatory plans identified at Item 5.02, the Company expects to record an after tax expense during the fourth quarter of 2006 of approximately $300,000.   As a result of the death during the fourth quarter of 2006 of a former executive of the Company, the Company will receive insurance proceeds estimated at $600,000.  Although the net financial impact of the two events will result in an approximately $300,000 positive impact on the Company’s fourth quarter operating results, the two events were independent of one another and the decision to make the compensatory plan amendments was made independent of the insurance benefit matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: December 26, 2006	By: /s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)